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H&R BLOCK, INC.

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On August 13, 2010, H&R Block, Inc. made available to its shareholders the following letter from its President and Chief Executive Officer, Alan M. Bennett, contained in its 2010 Annual Report:
Fellow Shareholders:
I am pleased to be back as President & CEO of H&R Block! Many of you may remember my role as Interim CEO back in 2007-2008. During that time, we worked on selling our mortgage loan servicing operation, selling our brokerage business, and restoring the company’s liquidity and balance sheet.
These are unprecedented times in the marketplace. Sustained, high levels of U.S. unemployment have significantly impacted our business and disproportionately impacted our core client base. Fewer taxpayers are filing returns and the assisted tax preparation market has declined modestly over the past two years. Although we expect these headwinds to continue into tax season 2011, H&R Block is well positioned to create opportunities out of these challenges and deliver improved returns to our shareholders.
My optimism for the future of this business is the primary reason I accepted the CEO role. H&R Block has a strong balance sheet and consistently generates very significant free cash flow. We have one of the highest brand awareness scores in the world and our most important asset, our 100,000 highly trained tax preparers, collectively reflect the highest quality standards of expertise and professionalism.
Looking ahead
Our top priorities for fiscal year 2011 are to reverse the early-season client losses we experienced in each of the past two years in our retail business, improve our value proposition in both the retail and digital space, and to demonstrate profitable growth. Our plans emphasize the continued development of competitive products, continued client-centric service improvements, and using a more direct marketing approach to increase traffic and deliver a more compelling value proposition.
To profitably grow, we must create opportunities by leveraging our strengths.
•	Sharper marketing: we must leverage our strong brand with more focused and more customer compelling marketing to drive increased traffic in our retail offices.

•	Improved retention: we need to continue to improve our service levels to enhance the client experience and drive higher retention rates.

•	Settlement products: H&R Block will continue to have the industry’s best-in-class financial settlement products this year. These products, such as refund anticipation loans, have been impacted by the disruption in the marketplace over the past year, leading to reduced funding availability for some of our competitors. This area may present significant opportunities for us to recapture market share in the first-half of the tax season because our access to settlement product oriented consumers remains unparalleled in the industry.

•	H&R Block’s tax preparers are second to none: New tax preparer regulations are changing the landscape. We are pleased that the IRS enacted new requirements and regulation of most paid tax preparers. We believe this change is good for both the industry and taxpayers as it will lead to more accurate tax returns. While the benefits from this new regulation will likely not come until fiscal 2012 when many of these requirements will be implemented, H&R Block’s tens of thousands of tax preparers have met or exceeded these requirements for years. As other independent preparers struggle to meet these new requirements, we will be there to help clients with their tax preparation and settlement product needs.

•	Digital: Our marketing efforts this past tax season led to a 25 percent increase in our website visits, but we did not convert this growth into clients. We are redesigning our website to ease navigation and improve conversion rates. In addition, we will continue to enhance our products and invest in leadership talent to drive improved results.

•	RSM McGladrey: McGladrey has global capabilities and, together with McGladrey & Pullen, the independent CPA firm that provides assurance services, is currently the fifth largest source of assurance, tax and consulting services in the United States. It is intensely focused on mid-sized companies, but has the unique ability to scale up or down from smaller, privately owned companies to the Fortune 1000. With the renewal of its relationships with McGladrey & Pullen and good work in reducing its cost structure, McGladrey is now well positioned to leverage its strengths to grow revenues and margins.
Today’s difficult economic environment has presented challenges for the entire industry, but I am optimistic about our position. As I lead this great company, my focus will be more on improving our execution against a few impactful initiatives. We will also have targeted alignment of responsibility, accountability, measurement and reward throughout our workforce.
Our passion to help each and every client during these tough times is the primary reason I am confident that H&R Block will be stronger than ever in the years ahead. Our size and financial strength, combined with a growing cost conscious culture will allow us to sustain the industry headwinds, improve our value proposition, and make the right strategic choices for profitable growth.
I want to thank our employees and franchise partners for upholding our rich heritage by continuing to serve our clients with commitment and conviction. And thank you for trusting us with your investment in H&R Block.
Sincerely yours,
Alan M. Bennett
President & CEO, H&R Block, Inc.